Exhibit 99.2

Jazz Pharmaceuticals Announces Pricing of

$500 Million of Exchangeable Senior Notes

DUBLIN, August 8, 2014 — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced that Jazz Investments I Limited, its wholly-owned subsidiary (the “Issuer”), priced its previously announced offering of $500 million aggregate principal amount of exchangeable senior notes due 2021. The Issuer has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $75 million aggregate principal amount of notes from the Issuer solely to cover over-allotments, if any.

The notes, which will be general unsecured obligations of the Issuer, are being sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer’s obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by Jazz Pharmaceuticals plc. The notes will be exchangeable for cash, ordinary shares of Jazz Pharmaceuticals plc (“ordinary shares”) or a combination of cash and ordinary shares, at the Issuer’s election. The sale of the notes is expected to close on August 13, 2014, subject to customary closing conditions.

Interest on the notes will be payable semi-annually in cash in arrears on February 15 and August 15 of each year, beginning on February 15, 2015 at a rate of 1.875% per year. The notes will mature on August 15, 2021, unless earlier exchanged, repurchased or redeemed. The initial exchange rate will be 5.0057 ordinary shares per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $199.77 per ordinary share). The initial exchange price represents a premium of approximately 47.5% to the $135.44 closing price per ordinary share on The NASDAQ Global Select Market on August 7, 2014.

Prior to February 15, 2021, the notes will be exchangeable only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

The holders of the notes will have the ability to require the Issuer to repurchase all or a portion of their notes for cash in the event Jazz Pharmaceuticals plc undergoes certain fundamental changes. Prior to August 15, 2021, the Issuer may redeem the notes, in whole but not in part, in connection with certain tax-related events, and on or after August 20, 2018, the Issuer may redeem the notes, in whole or in part, if the last reported sale price per ordinary share has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date of the redemption notice. In addition, following certain make-whole fundamental changes occurring prior to the maturity date of the notes or upon the Issuer’s issuance of a notice of redemption, the Issuer will increase the exchange rate for holders of the notes who elect to exchange their notes in connection with that make-whole fundamental change or during the related redemption period.

Jazz Pharmaceuticals intends to use a portion of the net proceeds from this offering to repay outstanding borrowings under its revolving credit facility and to use the remainder of the net proceeds for general corporate purposes, including potential business development activities.

The notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the notes, the guarantee or the ordinary shares issuable upon exchange of the notes, if any, has been registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any notes, the guarantee or ordinary shares, nor shall there be any sale of notes, the guarantee or ordinary shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Jazz Pharmaceuticals plc

Jazz Pharmaceuticals plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing differentiated products that address unmet medical needs. The company has a diverse portfolio of products and/or product candidates in the areas of sleep, hematology/oncology, pain and psychiatry. The company’s U.S. marketed products in these areas include: Xyrem® (sodium oxybate) oral solution, Erwinaze® (asparaginase Erwinia chrysanthemi), Prialt® (ziconotide) intrathecal infusion, Versacloz® (clozapine) oral suspension, FazaClo® (clozapine, USP) HD and FazaClo LD. Jazz Pharmaceuticals also has a number of products marketed outside the U.S., including Erwinase® and Defitelio® (defibrotide).

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, all statements related to the offering of the notes, the guarantee and ordinary shares, including the closing thereof and the expected use of the net proceeds from the offering. These forward-looking statements are based on Jazz Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the satisfaction of closing conditions related to the offering; Jazz Pharmaceuticals’ ability to identify and acquire, in-license or develop additional products or product candidates to grow its business; and possible restrictions on Jazz Pharmaceuticals’ ability and flexibility to pursue certain future opportunities as a result of its substantial outstanding debt obligations. These and other risks and uncertainties relating to Jazz Pharmaceuticals and its business can be found under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals plc’s Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and future filings and reports by Jazz Pharmaceuticals plc. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

Contact Information

Investors

Kathee Littrell

Vice President, Investor Relations

Jazz Pharmaceuticals plc

Ireland, + 353 1 634 7887

U.S., + 1 650 496 2717

Media

Laurie Hurley

Vice President, Corporate Affairs

Jazz Pharmaceuticals plc

Ireland, + 353 1 634 7894

U.S., + 1 650 496 2796